Exhibit 99.1

Fuel Systems Solutions Reports Fourth Quarter and Year End 2014 Results

Company to Implement Three-Year Restructuring Plan to Drive Anticipated Annualized Benefits of Approximately $25.0 Million

NEW YORK, March 11, 2015 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) reported results for its fourth quarter and year ended December 31, 2014.

Highlights

•	Q4 2014 Revenue of $85.4 million compared to $92.6 million for Q4 2013; revenue up 1.7% excluding FX impact
•	Q4 2014 Gross profit margin 22.8% compared to 19.0% in Q4 2013
•	Q4 2014 Adjusted EBITDA of $0.0 million compared to a loss of $0.3 million for Q4 2013
•	Restructuring plan to reduce cost base and increase manufacturing efficiency planned to be substantially complete by year-end 2017 with anticipated annualized benefits of approximately $25.0 million
•	Share repurchase program has retired 1,087,915 shares of common stock through March 10, 2015

Mariano Costamagna, Fuel Systems Solutions Inc. (Fuel Systems or FSS) CEO, said, “The Company’s Board of Directors and management, led by the Strategic Oversight Committee with the support of a major international consulting firm, are initiating a set of restructuring steps to increase operating efficiencies and size our manufacturing footprint to our current revenue base. We expect this program to generate benefits accruing over the next three years, improving our core profitability and creating a leaner, stronger base on which to leverage our market positioning, our technological leadership, and to drive further innovation and enhanced revenue opportunities. While not all of the actions we may take will be easy, we believe we are making the correct decisions for the Company, and will update analysts and investors on the plan on a regular basis. The Strategic Oversight Committee continues to evaluate further actions to enhance value, with the objectives of best capturing our end market opportunities and delivering returns for shareholders.”

Restructuring Plan

After a thorough evaluation of its operations, Fuel Systems Solutions has begun a plan of operational restructuring planned to be completed by year-end 2017. The elements of this plan include:

-	Cost optimization – reduction of direct material costs through increased global sourcing and purchasing as well as centralized buying practices
-	Organizational optimization – additional right-sizing of the Company’s workforce
-	Manufacturing footprint optimization – consolidation of certain manufacturing facilities, as well as consideration of alternative sales and distribution models in certain local markets

While final determinations of all specific actions have not yet been made, the Company believes it can realize, over three years, benefits totaling approximately $25.0 million less costs of approximately $10.0 million. Based upon the current timing of these initiatives, the Company anticipates a net increase in expenses in 2015, with the majority of benefits to be realized beginning in 2016. After the initial three year period the Company expects to  enjoy annualized benefits of approximately $25.0 million.

Fourth Quarter 2014 Financial Results

Total revenue for the fourth quarter of 2014 was $85.4 million compared to $92.6 million for the fourth quarter of 2013. Included above is the impact of foreign exchange on fourth quarter 2014 revenue, which was negative $8.8 million, and without the unfavorable foreign exchange impact, fourth quarter 2014  revenue was up 1.7% compared to the prior year period.

In constant currency, FSS Automotive revenue was positively impacted by the increases in aftermarket and compressor sales, partially offset by lower DOEM and OEM sales volumes as a result of difficult economic conditions and the previously disclosed conclusion of certain programs.  FSS Industrial revenue decreased compared to the prior-year period primarily reflecting lower demand for mobile equipment due to increased competition that resulted in the loss of a large customer and a decrease in heavy duty sales in Thailand as well as declines in stationary equipment.

Gross profit for the fourth quarter of 2014 was $19.4 million, or 22.8% of revenue, compared to $17.6 million, or 19.0% of revenue, for the fourth quarter of 2013. The higher gross profit primarily reflects modestly higher sales volumes and lower direct labor as a result of workforce reduction earlier in 2014 in the FSS Automotive operations as well as a shift in the mix of business. FSS Industrial results reflect an increase in gross profit margin percentage as a result of reduced volumes of lower margin business.

Corporate expenses increased $1.3 million compared to the prior year as a result of increases in outside services for consultants in connection with restructuring and other activities.  Operating loss for the fourth quarter of 2014 totaled $2.6 million, or 3.1% of revenue, compared to operating loss of $3.2 million, or 3.4% of revenue, for the fourth quarter of 2013.

Adjusted EBITDA for the fourth quarter of 2014 was $0.0 million,, compared to a loss of $0.3 million, , for the fourth quarter of 2013. Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Measures” below for a discussion of this metric.

The Company’s income tax rate is primarily a result of the fluctuation of earnings in various foreign jurisdictions and losses incurred for which no tax benefits have been recorded.   In the fourth quarter of 2014, there were certain foreign jurisdictions where tax benefits were not included in the Company’s income tax provision compared to certain jurisdictions that previously were benefitted.

Net loss for the fourth quarter of 2014 was $4.0 million, or $0.20 per diluted share, compared to net loss of $3.3 million, or $0.16 per diluted share, for the fourth quarter of 2013.

FSS Automotive Operations

FSS Automotive fourth quarter 2014 revenue was $61.2 million, compared to $64.4 million from the same quarter a year ago. The impact of foreign exchange on FSS Automotive was negative $7.2 million; in constant currency, fourth quarter 2014 FSS Automotive revenue increased 6.2% compared to the prior year period, reflecting increases in the aftermarket and compressors sales as mentioned above offset by decreases in both DOEM and OEM volumes. FSS Automotive fourth quarter 2014 operating loss was $2.0 million compared to operating loss of $2.7 million in the same period a year ago. FSS Automotive fourth quarter 2014 Adjusted EBITDA was $0.5 million, compared to Adjusted EBITDA loss of $0.8 million a year ago.

FSS Industrial Operations

FSS Industrial fourth quarter 2014 revenue was $24.2 million compared to $28.2 million the same quarter a year ago. The impact of foreign exchange on FSS Industrial was negative $1.6 million; in constant currency, fourth quarter 2014 FSS Industrial revenue decreased 8.6% compared to the prior year period, primarily reflecting lower demand for the reasons explained above. FSS Industrial fourth quarter 2014 operating income was $2.5 million, compared to operating income of $1.3 million in the same period a year ago. FSS Industrial fourth quarter 2014 Adjusted EBITDA was $3.1 million, compared to $1.5 million a year ago.

Full Year Ended December 31, 2014 Financial Results

For the full year ended December 31, 2014, total revenue was $339.1 million compared to $399.8 million for 2013. Net loss for 2014 was $53.4 million, or $2.66 per diluted share, including a goodwill and long-lived impairment charge of $43.2 million (net of tax benefit of $1.1 million) or $2.15 per share recorded in second quarter of 2014. This compares to net loss of $0.5 million, or $0.02 per diluted share for 2013. Adjusted EBITDA for 2014 was $4.4 million compared to $16.7 million for 2013.

FSS Automotive revenue for the full year ended December 31, 2014 was $234.7 million compared to $276.5 million for 2013. FSS Automotive operating loss was $49.8 million for 2014, including $40.2 million of the goodwill and long-lived asset impairment charge recorded in second quarter of 2014, compared to operating income of $1.1 million for 2013. FSS Automotive Adjusted EBITDA for 2014 was $2.5 million compared to $11.1 million for 2013.

FSS Industrial revenue for the full year ended December 31, 2014 was $104.4 million compared to $123.4 million for 2013. FSS Industrial operating income was $4.2 million for 2014, including $4.1 million of the goodwill and long-lived asset impairment charge recorded in second quarter of 2014, compared to $9.8 million for 2013. FSS Industrial Adjusted EBITDA for 2014 was $10.6 million compared to $11.3 million for 2013.

Share Repurchase Program Update

During the fourth quarter of 2014, the Company repurchased 336,811 shares of common stock pursuant to the $ 25.0 million share repurchase program approved by the Board of Directors on November 3, 2014. This program is expected to continue for up to one year from its inception. Purchases under the share repurchase program may be made from time to time in open-market transactions, block transactions on or off an exchange, or in privately negotiated transactions. The Company expects shares to continue to be repurchased at prevailing market prices based on market conditions and other factors. Through March 10, 2015, the Company has repurchased 1,087,915 shares of common stock.

2015 Outlook

The Company expects:

-	2015 revenue to be in the range of between $300.0 million to $310.0 million, assuming
o	A negative impact of approximately $35.0 - $40.0 million from foreign exchange translation reflecting the strengthening of the US dollar
o

Growth from OEM, aftermarket and new business lines combined with continued maintenance of the Company’s Automotive market share amid slower market demand, in part due to lower oil prices, challenging economic conditions and persistent aggressive competition in the global transportation market

o	Lower demand and continued high competition for mobile Industrial equipment partially offset by modest growth in the APU market
-	2015 gross margin in a range of 22% to 24%
-	EBITDA to be between $10.0 million and $15.0 million
-	No significant change in the effective tax rate for 2015 relative to historical experience
-	With respect to the restructuring program:
o

The Company anticipates a net increase in expenses in 2015, as a result of the costs associated with the program.  While there will be benefits associated with the cost optimization actions and right-sizing, they will be more than offset by the costs associated with the workforce right-sizing and the related external project management and implementation fees.

Non-GAAP Measures

To provide investors and others with additional information regarding Fuel Systems’ results, in addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, Fuel Systems presents Adjusted EBITDA, which is a non-GAAP measure. A reconciliation of this non-GAAP measure to the closest GAAP financial measure is presented in the financial tables below under the heading “Non-GAAP FINANCIAL MEASURE RECONCILIATION.” Adjusted EBITDA is determined by adding the following items to Net Income, the closest GAAP financial measure:  Depreciation & Amortization; Interest income, net; and Benefit (Provision) for Income Taxes and Impairments (EBITDA is defined similarly excluding an adjustment for impairments).  Fuel Systems’ management believes this non-GAAP financial measure offers additional insight into the Company’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in the business, as it excludes certain non-cash items. This non-GAAP financial measure also can provide useful information to investors and others in understanding and evaluating Fuel Systems’ operating results and future prospects when comparing financial results across accounting periods and to those of peer companies. Fuel Systems may not define this non-GAAP financial measure in a manner similar to other companies.

Conference Call

The Company will host a conference call today, March 11 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its fourth quarter and year-end 2014 financial results and other matters. To listen to the call live, please dial 877-359-9508 at least 10 minutes before the start of the conference. International participants may dial 224-357-2393.  The conference ID will be 85137395.  The call will be webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.fuelsystemssolutions.com.  A telephone replay will be available until midnight Eastern Time on March 13th by dialing 855-859-2056 or 404-537-3406 and entering pass code 85137395. A replay will also be available at the web address above for 90 days.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are not historical facts, but instead involve known and unknown risks, uncertainties and other factors that may cause our Company’s actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward looking statements. Statements in this press release that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Words such as: “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “seeks,” “on-going” or the negative of these terms or other comparable terminology often identify forward-looking statements, although not all forward-looking statements contain these words. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and beliefs concerning future business conditions, our results of operations, financial position and our business outlook, or state other “forward-looking” information based on currently available information. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These risks and uncertainties and certain other factors which may impact our continuing business financial condition or results of operations, or which may cause actual results to differ from such forward-looking statements, include, but are not limited to, the unpredictable nature of the developing alternative fuel U.S. automotive market, customer dissatisfaction with our products or services, the inability to deliver our products on schedule, a further slowing of economic activity, our ability to maintain customer program relationships, our ability to achieve the anticipated benefits in connection with the Company’s cost-cutting initiatives and restructuring plan, potential changes in tax policies and government incentives and their effect on the economic benefits of our products to consumers, the continued weakness in financial and credit markets of certain countries, the growth of non-gaseous alternative fuel products and other new technologies, the price differential between alternative gaseous fuels and gasoline, and the repeal or implementation of government regulations relating to reducing vehicle emissions, economic uncertainties caused by political instability in certain of the markets we do business in, the impact of the Argentinean debt crisis on our business, our ability to realign costs with current market conditions, as well as the risks and uncertainties included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our other periodic reports filed with the SEC. These forward-looking statements are not guarantees of future performance. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not place undue reliance on these forward looking statements. The forward-looking statements made in this press release relate to events and state our beliefs, intent and our view of future events only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq: FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems’ components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the Company’s advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine.  In addition to the components and systems, the Company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. Additional information is available at www.fuelsystemssolutions.com.

Company Contact:

Pietro Bersani, Chief Financial Officer, Fuel Systems Solutions, Inc.

(646) 502-7170

Investor Relations Contacts:

LHA

Carolyn M. Capaccio

ccapaccio@lhai.com

Cathy Mattison

cmattison@lhai.com (415) 433-3777

–Tables Follow –

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data); (Unaudited)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$85,180	$80,961
Accounts receivable less allowance for doubtful accounts of $3,129 and $3,993 at December 31, 2014 and 2013, respectively	46,952	65,008
Inventories	80,001	95,052
Deferred tax assets, net	9,547	10,234
Other current assets	21,271	21,490
Short-term investments	6,614	14,615
Related party receivables	5,094	2,787
Total current assets	254,659	290,147
Equipment and leasehold improvements, net	48,937	58,402
Goodwill	7,363	48,896
Deferred tax assets, net	5,253	4,129
Intangible assets, net	6,964	11,790
Other assets	1,065	1,260
Long-term investments	0	675
Total Assets	$324,241	$415,299
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$39,918	$40,702
Accrued expenses	37,017	42,094
Income taxes payable	445	216
Current portion of term loans and debt	207	213
Related party payables	2,744	2,860
Total current liabilities	80,331	86,085
Term and other loans	0	215
Other liabilities	6,174	8,364
Deferred tax liabilities, net	1,001	1,583
Total Liabilities	87,506	96,247
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none issued and outstanding at December 31, 2014 and 2013	0	0
Common stock, $0.001 par value, authorized 200,000,000 shares; 20,114,427 issued and 19,769,617 outstanding at December 31, 2014; and 20,104,009 issued and 20,096,010 outstanding at December 31, 2013	20	20
Additional paid-in capital	320,820	320,345
Shares held in treasury, 344,810 and 7,999 shares at December 31, 2014 and 2013, respectively	(3,692)	(295)
Accumulated Deficit	(54,151)	(735)
Accumulated other comprehensive loss	(26,403)	(439)
Total Fuel Systems Solutions, Inc. Equity	236,594	318,896
Non-controlling interest	141	156
Total Equity	236,735	319,052
Total Liabilities and Equity	$324,241	$415,299

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data); (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenue	$85,364	$92,573	$339,128	$399,841
Cost of revenue	65,936	74,939	264,471	312,703
Gross profit	19,428	17,634	74,657	87,138
Operating expenses:
Research and development expense	6,407	6,858	26,194	27,540
Selling, general and administrative expense	15,662	13,949	58,341	55,189
Impairments	0	0	44,341	0
Total operating expenses	22,069	20,807	128,876	82,729
Operating (loss) income	(2,641)	(3,173)	(54,219)	4,409
Other (expense) income, net	(391)	(638)	1,266	(1,536)
Interest income (expense), net	49	179	151	215
(Loss) income from operations before income taxes and non-controlling interest	(2,983)	(3,632)	(52,802)	3,088
Income tax (expense) benefit	(1,026)	254	(610)	(3,566)
Net loss	(4,009)	(3,378)	(53,412)	(478)
Less: Net (income) loss attributable to the non-controlling interest	(4)	31	(4)	18
Net loss attributable to Fuel Systems Solutions, Inc.	(4,013)	(3,347)	(53,416)	(460)
Net loss per share attributable to Fuel Systems Solutions, Inc.:
Basic	$(0.20)	$(0.16)	$(2.66)	$(0.02)
Diluted	$(0.20)	$(0.16)	$(2.66)	$(0.02)
Number of shares used in per share calculation:
Basic	19,997,282	20,095,478	20,074,773	20,073,360
Diluted	19,997,282	20,095,478	20,074,773	20,073,360

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands); (Unaudited)

	Years Ended December 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(53,412)	$(478)
Less: net (income) loss attributable to the non-controlling interest	(4)	18
Net loss attributable to Fuels Systems Solutions, Inc.	(53,416)	$(460)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and other amortization	10,724	10,917
Amortization of intangibles arising from acquisitions	2,285	2,915
Impairments	44,341	0
Provision for doubtful accounts	319	583
Write down of inventory	4,239	4,310
Loss on acquisition	0	2,024
Other non-cash items	14	(222)
Deferred Income Taxes	(2,788)	(1,939)
Unrealized (gain) loss on foreign exchange transactions	(685)	2,961
Compensation expense related to equity awards	475	362
Loss on abandonment of leased property	1,993	0
Loss (gain) on disposal of equipment and other assets	1,573	(281)
Reduction of contingent consideration	0	(406)
Changes in assets and liabilities, net of acquisitions
Decrease in accounts receivable	11,657	10,552
Decrease in inventories	446	1,649
Increase in other current assets	(3,365)	(6,338)
Decrease (increase) in other assets	751	(596)
Increase (decrease) in accounts payable	4,137	(2,288)
Increase (decrease) in income taxes payable	289	(2,522)
Increase in accrued expenses	72	312
Decrease in long-term liabilities	(1,560)	(154)
Receivables from/payables to related party, net	(3,077)	223
Net cash provided by operating activities	18,424	21,602
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(13,726)	(9,506)
Purchase of investments	(4,000)	(14,626)
Sale of investments	0	6,753
Redemption of investment at maturity	11,456	0
Acquisitions, net of cash acquired	0	(841)
Other	210	244
Net cash used in investing activities	(6,060)	(17,976)
Cash flows from financing activities:
Payments on term loans and other loans	(184)	(582)
Net increase in treasury shares (share repurchase program)	(3,416)	0
Other	19	327
Net cash used in financing activities	(3,581)	(255)
Net increase in cash and cash equivalents	8,783	3,371
Effect of exchange rate changes on cash	(4,564)	1,915
Net increase in cash and cash equivalents	4,219	5,286
Cash and cash equivalents at beginning of period	80,961	75,675
Cash and cash equivalents at end of period	85,180	80,961

FUEL SYSTEMS SOLUTIONS, INC.

NON-GAAP FINANCIAL MEASURE RECONCILIATION

(In thousands); (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Segment Adjusted EBITDA:	2014	2013	2014	2013
FSS Industrial	$3,090	1,477	$10,568	11,318
FSS Automotive	508	(766))	2,496	11,082
Corporate and Other	(3,599)	(1,028)	(8,670)	(5,695)
Total Adjusted EBITDA (Non-GAAP)	$(1)	(317))	$4,394	16,7050
Reconciliation:
(Income) Loss attributable to non-controlling interests	(4)	31	(4))	18
Interest income (expense), net	49	179	151	215
(Provision) Benefit for Income taxes	(1,026)	254	(610)	(3,566)
Depreciation & Amortization	(3,031)	(3,494)	(13,006)	(13,832)
Impairments	0	0	(44,341)	0
Net loss attributable to Fuel Systems Solutions, Inc.	$(4,013)	(3,347))	$(53,416)	(460)

 FUEL SYSTEMS SOLUTIONS, INC.

OPERATING SEGMENT INFORMATION

(In thousands); (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue:
FSS Industrial	$24,205	$28,184	104,435	$123,351
FSS Automotive	61,159	64,389	234,693	276,490
Total	$85,364	$92,573	339,128	$399,841

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Operating (Loss) Income:
FSS Industrial	$2,468	$1,347	4,217	$9,811
FSS Automotive	(2,027)	(2,734)	(49,767)	1,117
Corporate Expenses	(3,082)	(1,786)	(8,669)	(6,519)
Total	$(2,641)	$(3,173)	(54,219)	$4,409